Exhibit 99.1

N E W S R E L E A S E	Cinergy Corp. 139 East Fourth Street P.O. Box 960 Cincinnati, OH 45201-0960

News contact:	Steve Brash 513-287-2226 (w) 513-231-6895 (h) Angeline Protogere 317-838-1338 (w) 317-298-3090 (h)

Investor contact:	Brad Arnett 513-287-3024

Web site:	www.cinergy.com

FOR IMMEDIATE RELEASE – OCTOBER 23, 2003

CINERGY THIRD QUARTER EARNINGS IMPACTED BY MILD WEATHER

CINCINNATI – Cinergy Corp. (NYSE:CIN) announced today earnings for the third quarter 2003 of $0.62 per share on a diluted basis. Cooler than normal summer weather reduced third quarter earnings by $0.15, as compared with the same quarter a year ago, with cooling degrees days down more than 39 percent from a year ago.

The third quarter 2003 earnings of $0.62 included charges totaling $0.06 per share for costs related to the company’s previously announced voluntary early retirement and severance programs, and for costs associated with the company’s likely resolution of claims with respect to the bankruptcy of Enron Corp.  This compares with third quarter earnings of $0.77 per share on a diluted basis in 2002, which included a charge totaling $0.02 per share for costs associated with the company’s 2002 voluntary early retirement and severance programs.

The company still expects to be within its previously announced 2003 earnings range of $2.55 to $2.70 per share, after taking into consideration the impact of the various charges taken to date.  However, given the mild weather during the third quarter and the dilutive effect of a common stock offering earlier this year, the company expects earnings to be in the bottom half of that range.

Earnings from the Regulated Operations segment were $0.35 per share, $0.09 per share below last year.  Gross margins were down $0.11 per share because of reduced sales to retail customers resulting from cooler than normal summer weather.  The lower gross margins were partially offset by lower operating and administrative expenses.

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The Energy Merchant segment’s earnings for the quarter were $0.29 per share compared with $0.34 per share for the third quarter last year.  Lower sales from regulated retail customer supply contracts primarily due to the mild weather impacted earnings negatively by $.04 per share.  Earnings were also affected by lower same period origination and trading results, partially offset by lower operating and administrative expenses.

The Power Technology and Infrastructure Services segment lost $0.02 per share in the third quarter 2003 compared to a loss of $0.01 per share in 2002.

In the third quarter, Cinergy was named to the Dow Jones World Sustainability Indexes, an international benchmark for excellence in social, economic and environmental leadership.  Selected in the first year it applied, Cinergy’s overall score in the utility category was the highest rating for any U.S. utility and ranked third internationally.  The World Indexes includes the top ten percent, based on overall score, of the 2,500 largest companies in the world providing asset managers with objective benchmarks to manage sustainability portfolios.

On October 6, PSI Energy, Inc. filed its rebuttal testimony with the Indiana Utility Regulatory Commission in connection with PSI’s pending rate case.  PSI’s requested increase has been updated to approximately $179 million in annual revenues.  A large part of the proposed increase is for major construction projects that will help the company meet its environmental responsibilities, respond to the growing power demands of its customers, and make necessary system improvements for reliable service.  Hearings in the case will begin on November 3, 2003.  If approved by the Commission, the increase is expected to take effect by April 2004.

PSI Energy completed a successful issuance of $400 million principal amount of its senior unsecured debentures due in 2013 with a coupon of 5.0 percent.  Proceeds from the sale of the debentures were used to repay indebtedness to its parent company, Cinergy Corp., and to pay down short-term debt that had been incurred primarily for capital expenditures related to construction projects and environmental compliance programs.

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and energy merchant. Cinergy’s regulated delivery operations in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated operations own 7,000 megawatts of generation.  Cinergy’s energy merchant business is a Midwest leader in low-cost generation owning 6,300 megawatts of capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.  The “into Cinergy” power-trading hub is the most liquid trading hub in the nation.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions.  These forward-looking statements are identified by terms and phrases such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “continue”, “should”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted.  Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, unanticipated weather conditions; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes in costs; environmental incidents, including costs of compliance with existing and future environmental requirements; electric transmission or gas pipeline system constraints; legislative and regulatory initiatives; additional competition in electric or gas markets and continued industry consolidation; financial or regulatory accounting principles; political, legal, and economic conditions and developments in the countries in which we have a presence; changing market conditions and other factors related to physical energy and financial trading activities; the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; availability of, or cost of, capital; employee workforce factors; delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures; and costs and effects of legal and administrative proceedings, settlements, investigations, and claims.  Please refer to the company’s SEC filings for additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.  The company undertakes no obligation to update the information contained herein.

Following are summaries of Cinergy’s unaudited consolidated and segmented financial information for the third quarter and first nine months of 2003.